Exhibit 99.1

LULULEMON ATHLETICA NAMES PATRICK GUIDO CHIEF FINANCIAL OFFICER

VANCOUVER, British Columbia (April 16, 2018) - lululemon athletica inc. (NASDAQ: LULU) today announced the appointment of Patrick (PJ) Guido as Chief Financial Officer, effective April 30, 2018. Mr. Guido will report to lululemon's Chief Operating Officer, Stuart Haselden.
"With an impressive track record at major retail and consumer companies, PJ has deep experience guiding businesses during periods of substantial economic expansion" stated Mr. Haselden. "Our momentum remains strong and we’re thrilled to have PJ join the team and look forward to his important contributions."
Mr. Guido has more than 15 years of experience leading the finance functions of Fortune 500 retail organizations, including VF Corporation, a global leader in branded lifestyle apparel, footwear and accessories. Most recently, during his seven-year tenure at VF Corporation, he served as Treasurer and Vice President of Corporate Development, managing capital allocation strategies, mitigating global financial risk, and executing on multiple strategic initiatives for the company. Previously, Mr. Guido served in roles of increasing responsibilities at The Home Depot, Inc. and Saks Incorporated.
"I’m excited to join a brand with such a loyal following and so many untapped opportunities ahead," Mr. Guido added. "I look forward to supporting Stuart and the team in delivering on the company’s strategic goals and realizing the full global potential of lululemon."
As CFO, Mr. Guido will assume responsibility for the accounting, financial planning & analysis, tax, international finance, investor relations, and treasury functions. He received his MBA from Vanderbilt University, and holds a BA from Georgetown University.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a healthy lifestyle inspired athletic apparel company for yoga, running, training, and most other sweaty pursuits, creating transformational products and experiences which enable people to live a life they love. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Contacts:
Investor Contact:
lululemon athletica inc.
Howard Tubin
1-604-732-6124

or

ICR, Inc.
Joseph Teklits/Caitlin Morahan
1-203-682-8200
Media Contact:
lululemon athletica inc.
Erin Hankinson
1-604-732-6124

or

Brunswick Group
Ash Spiegelberg
1-214-254-3790